A Potential Fixed-Income Solution | 1 | www.cmct-preferred.com The COVID-19 pandemic led to widespread uncertainty in the U.S. and global economies, leaving many individuals wondering how to save effectively for retirement. The traditional approach to building a healthy retirement fund has not advanced in tandem with economic trends or the average corporate benefit structure. CMCT Preferred Stock may be an option worth considering as one component of a well-diversified portfolio. What Is Preferred Stock? Preferred stock is a class of ownership that generally receives priority over common stock with respect to the payment of regular dividends1 and the distribution of assets in the event of a company’s liquidation. Preferred stock may provide greater capital preservation than common stock.2 CMCT Preferred Stock Creative Media & Community Trust (NASDAQ: CMCT) is a real estate investment trust that seeks to own, operate and develop premier multifamily and creative office assets in vibrant and emerging communities throughout the United States. Assets are primarily located in Los Angeles; Austin, Texas; and the San Francisco Bay area and are valued annually by third-party appraisers. CIM affiliates own approximately 42.7% of CMCT common stock.3 As authorized by the CMCT Board of Directors, CMCT Preferred Stock shareholders are entitled to receive cumulative cash dividends on each share of Series A1 and Series A1 (Advisory) at greater of 6% or Fed Funds +2.5% of stated value (up to 10%).4 The preferred stock dividend is cumulative. Unless full cumulative dividends on CMCT Preferred Stock have been declared for all past dividend periods, CMCT may not declare and pay a dividend to common shareholders. Institutional Owner and Operator CMCT is operated by CIM, a community-focused real estate and infrastructure owner, operator, lender and developer with $31.3 billion5 in assets owned and operated. Since 1994, CIM has sought to create value in projects and positively impact the lives of people in communities across the Americas by leading more than $60 billion of real estate and infrastructure projects. CIM’s vertically-integrated platform includes research, acquisition, credit analysis, development, finance, leasing and onsite property management capabilities. CIM operates across multiple markets, asset classes and strategies and partners with institutions and co-investors globally. 1) Dividends on CMCT’s Preferred Stock are cumulative but are not guaranteed and may be decreased or suspended altogether at CMCT’s discretion. 2) Holders of CMCT Preferred Stock will be subject to inflation risk and the risk that interest rates may increase. 3) Includes affiliates of CIM and officers and directors of CMCT. As of 6/30/22. 4) Rates shown are annualized. Dividend is paid monthly and declared quarterly. Dividends are not guaranteed and may be decreased or suspended altogether at CMCT’s discretion. 5) As of 6/30/22. Assets Owned and Operated (AOO) represents the aggregate assets owned and operated by CIM on behalf of partners (including where CIM contributes alongside for its own account) and co-investors, whether or not CIM has discretion, in each case without duplication. This is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus. This material must be preceded or accompanied by a prospectus. CMCT Preferred Stock A Potential Fixed-Income Solution www.cimgroup.comFOR FINANCIAL PROFESSIONAL USE ONLY CMCT Preferred Stock Objectives Current Income | Dividend Priority | Capital Preservation Expense Burden Commissions, fees and expenses related to the preferred offering are paid by CMCT, not the preferred shareholder. Filed Pursuant to Rule 433 Dated December 12, 2022 Registration Statement No. 333-268032 Click to view prospectus

A Potential Fixed-Income Solution | 2 | www.cmct-preferred.com Terms Stated Value $25.00 per share Offering Price » Series A1: $25.00 per share » Series A1 (Advisory): $23.25 per share1 Minimum Investment $5,000 Liquidity2 » Liquidity from day one subject to a five-year declining redemption fee of stated value (9%, 8%, 7%, 6%, 5%, 0%) » Death Put (0% redemption fee) Monthly Dividend3 » Series A1: Greater of 6% or Fed Funds +2.5% (up to 10%) » Series A1 (Advisory): Greater of 6% or Fed Funds +2.5% (up to 10%); Annualized Yield to Maturity of 7.96%4 Fees Paid by CMCT, not the preferred shareholder Seniority Senior to common shareholders 1) Reflects a complete reduction in the selling commission of 7%, which reduction will result in a reduction in the selling price to $23.25 per share. 2) CMCT may redeem in cash or in CMCT’s option and sole discretion, in equal value through the issuance of shares of CMCT Common Stock, based on the volume weighted average price of CMCT’s common stock for the 20 trading days prior to the redemption. 3) Rates shown are annualized. Dividend is paid monthly and declared quarterly. Dividends are not guaranteed and may be decreased or suspended altogether at CMCT’s discretion. 4) Yield to maturity is calculated using the minimum annual dividend of 6% and assumes an offering price of $23.25 per share and that shares of Preferred Stock will be held for five years. Penn Field Creative Office, Warehouse and Retail Space | Austin, TX 11620 Wilshire Office Tower | Los Angeles, CA

A Potential Fixed-Income Solution | 3 | www.cmct-preferred.com For more information about CMCT Preferred Stock, visit www.cmct-preferred.com.

NOT A DEPOSIT | NOT FDIC INSURED | NOT GUARANTEED BY ANY BANK | MAY LOSE VALUE | NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016 | 866.341.2653 | www.cimgroup.com Securities Distributed By Affiliate Broker/Dealer: CCO Capital, LLC, Member FINRA/SIPC | ©2022 CCO Group CIM2617160 | CMCT-4PG (12/9/22) Before you participate in CMCT’s offering of Series A1 Preferred Stock, you should read the prospectus supplement, dated November 23, 2022, and the accompanying base prospectus, dated November 22, 2022 (please note that CMCT’s offerings of Series A Preferred Stock and Series D Preferred Stock have been terminated). Before making any investment in such offering, you should read the other documents CMCT has filed with the SEC for more complete information about CMCT and such offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. You may request to receive a prospectus in respect of either of the foregoing offerings by calling toll- free at 1-866-341-2653. Important Disclosures An investment in the Series A1 Preferred Stock (“Preferred Stock” or “A1 Preferred Stock”) described herein involves risks and other considerations, including the ones described below. Before you invest, you should read the prospectus and other documents that Creative Media & Community Trust Corporation (“CMCT” or “Creative Media & Community Trust”) filed with the Securities and Exchange Commission (“SEC”) for more complete information about CMCT and the risks and other considerations relating to the securities described herein. Any terms of securities described herein represent a general overview of certain selected terms and are qualified in their entirety by reference to the prospectus and other documents that Creative Media & Community Trust filed with the SEC. » There is no public market for CMCT’s Preferred Stock and CMCT does not expect one to develop. » CMCT’s Preferred Stock is subordinate to all of CMCT’s existing and future debt and liabilities and those of CMCT’s subsidiaries. The terms of CMCT’s Preferred Stock do not contain any financial covenants and do not restrict how CMCT can use the proceeds of the offering. CMCT’s future debt may include restrictions on our ability to pay dividends to preferred stockholders or make redemptions in the event of a default under the debt facilities or under other circumstances. » Shares of CMCT’s Preferred Stock may generally be redeemed for shares of Common Stock, which ranks junior to CMCT’s Preferred Stock with respect to dividends and upon liquidation. » From and after the date that is 24 months following original issuance of any shares of CMCT’s Preferred Stock, CMCT has the right (but not the obligation) to redeem such shares at 100% of CMCT’s Preferred Stock Stated Value, initially $25 per share, plus any accrued but unpaid dividends, without your consent. » The cash distributions holders of CMCT’s Preferred Stock receive may be less frequent or lower in amount than described herein. » Holders of CMCT’s Preferred Stock will be subject to inflation risk and the risk that interest rates may increase. » CMCT’s operating performance is subject to risks associated with the real estate industry. A significant portion of CMCT’s properties, by aggregate net operating income and square feet, are located in California. CMCT is dependent on the California real estate market and economies, and is therefore susceptible to risks of events in that market that could adversely affect its business. The extent to which COVID-19 will continue to impact CMCT’s operations and those of its tenants, business partners and borrowers will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of any new outbreaks involving variants of COVID-19 and actions taken to contain or mitigate such outbreaks, the distribution and acceptance of vaccines, the impacts on the U.S. and international economies and the extent to which federal, state and local governments provide relief or assistance to those affected by COVID-19. CMCT cannot predict the significance, extent or duration of any adverse impact of COVID-19 on its business, financial condition, results of operations, cash flow or its ability to satisfy its debt service obligations or to maintain its level of distributions on its Common Stock or Preferred Stock. However, CMCT’s business, financial condition, results of operations, and liquidity have been adversely affected and may continue to be adversely affected during 2022. Forward-Looking Statements The information set forth herein contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), which are intended to be covered by the safe harbors created thereby. Such forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “project,” “target,” “expect,” “intend,” “might,” “believe,” “anticipate,” “estimate,” “could,” “would,” “continue,” “pursue,” “potential,” “forecast,” “seek,” “plan,” or “should,” or “goal” or the negative thereof or other variations or similar words or phrases. Such forward-looking statements include, among others, statements about CMCT’s plans and objectives relating to future growth and outlook as well as the performance of the Preferred Stock. Such forward-looking statements are based on particular assumptions that management of CMCT has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. Forward-looking statements are necessarily estimates reflecting the judgment of CMCT’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties include those associated with (i) the scope, severity and duration of the current pandemic of COVID-19, and actions taken to contain the pandemic or mitigate its impact,(ii) the adverse effect of COVID-19 on the financial condition, results of operations, cash flows and performance of CMCT and its tenants and business partners, the real estate market and the global economy and financial markets, among others, (iii) the timing, form, and operational effects of CMCT’s development activities, (iv) the ability of CMCT to raise in place rents to existing market rents and to maintain or increase occupancy levels, (v) fluctuations in market rents, including as a result of COVID-19, (vi) the effects of inflation and higher interest rates on the operations and profitability of CMCT and (vii) general economic, market and other conditions. Additional important factors that could cause CMCT’s actual results to differ materially from CMCT’s expectations are discussed under the section “Risk Factors” in CMCT’s Annual Report on Form 10-K for the year ended December 31, 20211, and in CMCT’s Quarterly Report on Form 10-Q for the period ended September 30, 2022. The forward-looking statements included herein are based on current expectations and there can be no assurance that these expectations will be attained. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond CMCT’s control. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by CMCT or any other person that CMCT’s objectives and plans will be achieved. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made. CMCT does not undertake to update them to reflect changes that occur after the date they are made, except as may be required by applicable law.